Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of our report dated January 3, 2020 relating to the consolidated financial statements of Huadi International Group Co., Ltd. as of and for the years ended September 30, 2019 and 2018. We also consent to the reference to us under the heading “Experts” appearing therein.

/s/ Briggs & Veselka Co.
Houston, Texas

September 18, 2020